Exhibit 10.1

USinternetworking, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (the “Agreement”) dated as of May 31, 2001 (the “Effective Date”), is made by and between USinternetworking, Inc., a Delaware corporation (together with any successor thereto, the “Company") and William H. Washecka (the “Executive").

      In consideration of the mutual promises made below, and on condition of USinternetworking obtaining satisfactory professional and business references regarding Executive, the Company and Executive agree as follows:

      1. Position and Duties

      (a) The Executive shall, for a period of three (3) years from June 16, 2001 (“Term”), unless terminated earlier pursuant to Paragraphs 3–6, below, have the position and serve as the Executive Vice President and Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company and working out of the Company’s offices in Annapolis, Maryland. The Executive shall have the duties that are commensurate and consistent with those of a chief financial officer of a publicly held company, subject to the authority and direction of the Chief Executive Officer of the Company. The Executive hereby confirms that by accepting this position and these duties, the Executive: (i) is not, and will not be employed during the Term by any party other than the Company; (ii) is not violating, and will not violate, any agreements the Executive may have with any third parties, including former employers; and (iii) shall devote substantially all of his working time and efforts to the business and affairs of the Company.

      (b) Provided that: (i) the Agreement has not been terminated during the Term pursuant to Paragraphs 3–6, below; and (ii) neither the Company nor Executive has notified the other that such party does not wish to extend the Term prior to one hundred twenty (120) days before the Term would otherwise expire (a “Notice of Non-Extension”), then the Term shall automatically be extended for succeeding one (1) year periods effective upon the expiration date of the last preceding Term, unless sooner terminated by either party as provided in Paragraphs 3–6, below or not extended pursuant to a Notice of Non-Extension.

      2. Compensation and other Related Benefits

      (a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of two hundred seventy-five thousand dollars ($ 275,000) per annum, subject to increase as determined by the Compensation Committee of the Board of Directors of the Company (“Annual Base Salary"). The Executive’s Annual Base Salary shall be payable in accordance with the Company’s normal payroll procedures.

      (b) Sign-on Bonus. (i) The Executive shall receive a sign-on Bonus of five hundred thousand dollars ($500,000) to be paid not later than two (2) weeks after the Effective Date(“Sign-on Bonus"). The Executive shall be responsible for the payment of all applicable taxes resulting from payment of the Sign-on Bonus. (ii). If, before June 16, 2003, Executive’s employment is terminated by the Company for “Cause” (as defined below in Paragraph 4 (a-f), the Executive must repay to the Company within ten (10) days of such termination an amount equal to: (1) if such termination occurs before June 16, 2002, fifty five percent (55%) of five hundred thousand dollars ($500,000), or two hundred seventy five thousand dollars ($275,000); or (2) if such termination occurs on or after June 16, 2002 and before June 16, 2003, fifty five percent (55%) of two hundred fifty thousand dollars ($250,000), or specifically one hundred thirty seven thousand dollars ($137,500). The Sign-on Bonus must be repaid in the full five hundred thousand dollar ($500,000) gross amount by the Executive to the Company if, before June 16, 2002, Executive’s employment is terminated without “Good Reason” (as defined below in Paragraph 6). The Executive must repay two hundred fifty thousand dollars ($250,000) gross of the Sign-on Bonus to the Company upon Executive’s termination without Good Reason after June 16, 2002 and before June 16, 2003. (iii) None of the Sign-on Bonus need be repaid in the event of Executive’s death or Disability, regardless when it occurs; in the event Executive terminates his employment at any time on account of fraudulent activity by the Company that the Company has failed to cure within thirty (30) days after its Board of Directors has received notice of such activity from Executive; or in the event of a Change of Control as defined in Paragraph 2(i), below.

      (c) Discretionary Bonus. The Executive shall be eligible to receive a discretionary annual bonus targeted at fifty percent (50%) of the Executive’s actual salary for the bonus measurement period with a maximum bonus of one hundred percent (100%), of the Executive’s actual salary and payable in accordance with the timing of the Company’s payment of bonuses to its other senior executives (“Bonus”). Any Bonus shall be determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) based on achievement of predetermined performance objectives mutually agreed upon between the Executive and the Chief Executive Officer of the Company no later than thirty (30) days after June 16, 2001 and the commencement of each calendar year of the Term thereafter.

      (d) Stock Option Grants. The Executive shall be granted, as of June 16, 2001:

      (i) a non-qualified stock option (“Option #1”) to purchase two hundred thousand (200,000) shares of the Company’s common stock (subject to adjustment for stock splits and stock dividends), with an exercise price per share to be determined by mutual agreement between the Executive and the Company on June 16, 2001. The term of Option #1 shall be ten (10) years. Option #1 shall vest as to 1/16th (rounded to four decimal places) of the underlying shares on September 30, 2001, and shall vest as to 1/16th (rounded to four decimal places) of the underlying shares on the last day of each calendar quarter thereafter until fully vested.

      (ii) a non-qualified stock option (“Option #2”) to purchase one hundred thousand (100,000) shares of the Company’s common stock (subject to adjustment for stock splits and stock dividends), with an exercise price per share to be determined by mutual agreement between the Executive and the Company on June 16, 2001. The term of Option #2 shall be ten (10) years. Option #2 shall vest in its entirety on June 30, 2004.

      (iii) Notwithstanding the vesting schedule described above in Paragraph 2(d)(ii), vesting of Option #2 shall accelerate as follows upon the achievement by the Company of the EBITDA milestones specified below:

A portion of the shares underlying Option #2 will vest on an accelerated basis when the company is EBITDA profitable according to the following schedule:

		Percentage
		accelerating if the
If the company	Percentage of	Company maintains	Percentage
first achieves	Option #2	EBITDA	accelerating for
EBITDA	Accelerating in	Profitability in	all other EBITDA
profitability in:	that Quarter	the next quarter	profitable quarters

Q3 2001	40%	20%	10%

Q4 2001	30%	20%	10%

Q1 2002	20%	20%	10%

Any other quarter	10%	10%	10%

      (e) Restricted Stock Grant: The Executive shall be granted, as of June 30, 2001:

      (i) one hundred thousand (100,000) shares of the Company’s common stock at $0.001 per share (“Restricted Stock Grant #1”), fifty thousand (50,000) shares of which shall vest in their entirety on June 30, 2002, contingent upon the Agreement not being terminated for Cause or without Good Reason on or before June 30, 2002; and

      (ii) the remaining fifty thousand (50,000) shares of Restricted Stock Grant #1 shall vest in their entirety on June 30, 2003, contingent upon the Agreement not being terminated for Cause or without Good Reason on or before June 30, 2003.

      (f) Option and Restricted Stock Agreements: The Options #1 and #2, as well as Restricted Stock Grant #1 will be subject to additional terms and conditions to be mutually agreed upon and set forth in Non-Qualified Stock Option and Restricted Stock Agreements, pursuant to the Company’s Amended and Restated 1998 Stock Option Plan. The Non-Qualified Stock Option and Restricted Stock Agreements are expected to be signed by the Executive and the Company on or before July 15, 2001. Executive acknowledges: (i) that he will be responsible to pay all applicable taxes which result from the granting of Options #1 and #2 and the Restricted Stock Grant #1; and (ii) the Company contemplates sales and grants of additional securities and options in the future that may dilute the Executive’s beneficial ownership interest in the Company as of June 16, 2001.

      (g) Change in Control: Furthermore, at any time during the Term, the vesting of all of the Executive’s then outstanding options and restricted stock, including, but not limited to Options #1 and #2 and Restricted Stock Grant #1, shall accelerate upon:

      (i) a “Change in Control” (a “Change in Control” is defined as: (A) the acquisition by any “Person” (a “Person” is defined for purposes of this Paragraph 2(c)(i) as any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than: employee benefit plans sponsored or maintained by the Company or entities controlled by the Company), in a single transaction or a series of related transactions (other than through the distribution of shares of the securities of the Company from the Company’s Series A, B or C venture investors pursuant to partnership or distribution agreements) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding shares of the securities of the Company, or more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Company Voting Stock”); (B) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (C) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transactions persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or other entity owning one hundred percent (100%) of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; and

      (ii) Executive’s termination, within twelve months of a Change in Control, without Cause or Executive’s “Constructive Termination Without Cause” (as defined for purposes of this Paragraph 2(g)(ii) as meaning: (a) involuntary relocation of the Executive’s work address in Annapolis, Maryland as of June 16, 2001 to a location more than fifty (50) miles away; (b) any material adverse change in Executive’s position (including status, title, reporting requirements, authority, duties or responsibilities) excluding for this purpose material adverse changes made: (1) with the Executive’s written consent; or (2) due to Executive’s termination for Cause or termination voluntarily by the Executive without Good Reason; c) the Company’s material uncured breach of any provision of this Agreement); (d) the failure of the Executive to hold the position of Chief Financial Officer of the most senior resulting entity, or the most senior entity of such entities that control or are under common control with the Company, after a Change in Control; or (e) Executive terminates his employment on account of fraudulent activity by the Company or the most senior entity referred to in clause (d) above that has not been cured within thirty (30) days after its Board of Directors has received written notice of such activity from the Executive.

      Upon such acceleration of Executive’s then outstanding options and restricted stock, Executive shall have one hundred twenty (120) days thereafter to exercise his options.

      (h) Welfare Benefits. The Executive shall be entitled to participate in any welfare benefit plans maintained by the Company for similarly situated executives. As of the Effective Date, welfare benefits include medical, dental, and vision insurance; life insurance (at no cost to the Executive) equal to two times base annual salary to a maximum of $500,000; disability insurance; and

401(k) plan. (“Welfare Benefits”). These Welfare Benefits may require a premium contribution on the part of the Executive. The Executive acknowledges and agrees that if the Company changes its Welfare Benefits during the Term for senior executives, such changes including, but not limited to the termination of benefit plans or increasing in premium contributions or co-payment rates, Executive will be subject to, and comply with those changes. Nothing in this Agreement shall be construed to violate any Federal or State law including, but not limited to the Family and Medical Leave Act of 1993, 29 U.S.C.S. §§ 2601, as amended, and the Americans with Disabilities Act of 1990, 42 U. S. C. S. §§ 12101, as amended.

      (i) Other Expenses: In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during the Term for all reasonable travel, entertainment and other expenses which the Executive may incur in regard to the business of the Company (“Other Expenses”) in accordance with and subject to: (i) the limitations of the Company’s standard practices and policies; and (ii) the Executive’s presentation of such documents and records as the Company shall require from time to time to substantiate his expenses.

      (j) Vacation. The Executive will be eligible initially for fifteen (15) days of paid vacation for each full year of the Term consistent with the Company’s published vacation policy. (“Vacation”).

      3. Termination without Cause or for Good Reason

      If the Company terminates the Executive’s employment without “Cause” (as defined in Paragraphs 4 (a) – (f) below) or the Executive terminates his employment for “Good Reason” (as defined in Paragraph 6 below) prior to the expiration of the Term, the Company will compensate the Executive as follows:

      (a) Continue to pay (i) the Annual Base Salary and (ii) COBRA premiums necessary to continue applicable Welfare Benefits (excluding long term disability insurance, life insurance or 401(k) benefits) on Executive’s behalf for one year from the date of such termination;

      (b) Pay any earned but unpaid Bonus for a prior calendar year of the Term. The Bonus, if any, under this Paragraph shall be payable not on the date of the Executive’s termination without Cause or for Good Reason but rather in accordance with the timing of the Company’s payment of bonuses for the applicable calendar year to its other senior executives; (c) Pay a pro rata Bonus equal to (i) fifty percent (50%) of the Annual Base Salary, with the actual percentage being increased or decreased to equal the average, relative to target, of the bonuses paid as a whole to the direct reports of the Company’s Chief Executive Officer for the same period, multiplied by (ii) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365; the pro-rata Bonus, if any, will be paid at the same time and in the same form (i.e. cash or equity) as the payment of bonuses to the direct reports of the Company’s Chief Executive Officer for the same period; and

      (d) Accelerate the vesting of all of the Executive’s options and restricted stock grants, including, but not limited to Options #1 and #2 and Restricted Stock Grant #1 as of the date of the termination without Cause or for Good Reason, in which case Executive shall have one hundred twenty days (120) after such termination without Cause or for Good Reason to exercise all options.

      Solely for purposes of this Paragraph 3, the term “Good Reason” shall be deemed to include the Executive’s Constructive Termination Without Cause (as defined in Paragraph 2(g)(ii) within twelve months of a Change in Control.

      The compensation to be paid pursuant to this Paragraph 3 will be contingent upon the execution by the Company and the Executive of mutual general releases in form and content satisfactory to both parties.

      4. Termination for Cause

      Executive’s employment may be terminated for “Cause” by the Company upon thirty (30) days written notice, provided that the Executive shall have the opportunity to cure the events constituting Cause during such thirty (30) day notice period (except for events arising under Paragraph 4(e-f), in which case no cure period exists. If the Cause has not been cured by the Executive at the end of the thirty (30) day notice period, Executive’s Annual Base Salary, Welfare Benefits, Vacation, and vesting of all of his options and restricted stock, including, but not limited to Options #1 and # 2 and the Restricted Stock Grant #1 shall cease as of the date of the Executive’s termination for Cause. Furthermore, the Executive shall be required to repay the Sign-On Bonus as set forth in Paragraph 2(b) above, and Executive shall not receive any continuation in pay, Bonus, or other benefits following such termination for Cause, except as required by applicable law. “Cause” is defined as any one of the following:

(a)	Executive’s substantial failure to perform his material duties or material objectives under the agreement.

(b)	Executive’s willful or gross neglect in any substantial way of his material duties or material objectives;

(c)	Willful misconduct or gross negligence that materially and adversely impacts the reputation of the Company; or

(d)	Executive’s material breach of any material provision of this Agreement.

      In addition, the Executive may, at the Company’s option, be terminated without notice and for “Cause” if any one of the following events occur:

(e)	Conviction of a felony or a crime involving moral turpitude; or

(f)	Material fraud or personal dishonesty involving Company assets.

      For purposes of this Paragraph 4, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that his action, or failure to act, was in the best interest of the Company.

      5. Termination without Good Reason

      If Executive terminates his employment with the Company without “Good Reason” (as defined below in Paragraph 6) prior to the expiration of the Term, Executive’s Annual Base Salary, Welfare Benefits, Vacation, and vesting of all of his options and restricted stock, including, but not limited to Options #1 and #2 and the Restricted Stock Grant #1 shall cease as of the date of the Executive’s termination without Good Reason. Furthermore, the Executive shall be required to repay the Sign-On Bonus as set forth in Paragraph 2(b) above, and Executive shall not receive any continuation in pay, Bonus, or other benefits following such termination without Good Reason, except as required by applicable law.

      6. Definition of Good Reason

      “Good Reason” is defined as any one of the following:

      (i) Company’s material uncured breach of any material provision of this Agreement;

      (ii) Any material adverse change in Executive’s position excluding for this purpose material adverse changes made (a) with the Executive’s written consent or (b) due to Executive’s termination for Cause or termination without Good Reason; or

      (iii) Involuntary relocation during the Term of the Executive’s work address in Annapolis, Maryland as of June 16, 2001, to a location more than fifty (50) miles away; or

      (iv) Executive terminates his employment at any time on account of fraudulent activity by the Company that the Company has failed to cure within thirty (30) days after its Board of Directors has received notice of such activity from Executive.

Provided, however, that it shall not constitute Good Reason unless Executive has given the Company written notice of its alleged actions constituting Good Reason and the Company has not cured any such alleged Good Reason within thirty (30) days of the Company’s receipt of such written notice.

      7. Post-Termination Activities

      (a) The Executive agrees that during his employment with the Company and for 12 months thereafter, the Executive will not, and will not permit or cause others to:

           (i) solicit or induce or attempt to solicit or induce any employee or full time consultant of the Company (whether such person is presently employed by the Company or may later be employed), to leave the Company’s employ or otherwise interfere with the employment relationship between any such person and the Company;

           (ii) solicit for competitive purposes, or attempt to divert or take away any exclusive suppliers or clients of the Company or potential clients (but only those potential clients to whom the Company has made presentations seeking to establish business relationships during the Term, of which the Executive knew or should have known);

           (iii) publicly disparage the Company, its operations, services, business, Board of Directors, officers, management or employees; or

           (iv) compete with the Company or its subsidiaries in the ASP market anywhere in the United States; provided, however, that this clause (iv) shall not apply upon the Executive’s termination by the Company without Cause or termination by the Executive for Good Reason.

      (b) In the event the terms of this Paragraph 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its time period or geographic scope, the terms will be interpreted to extend only over the maximum period of time and geographic scope which the court determines are enforceable.

      8. Nondisclosure of Confidential Information

      The Executive shall not improperly disclose any confidential information or trade secrets of the Company during the course of his employment with the Company and in perpetuity thereafter.

      9. Restriction on Stock

      Until June 16, 2002, the Executive agrees not to make any dispositions or sales of any common stock of the Company that would be reportable as “non-exempt dispositions” under Section 16(b) of the Exchange Act. Notwithstanding the foregoing sentence, the Company agrees that the Executive may transfer common stock of the Company:

(i) to one or more charities, charitable remainder trusts or charitable annuity trusts and;

(ii) to immediate family members, related by blood, marital relations or adoption, or to one or more family trusts for the benefit of such immediate family members, or to such other persons who constitute “family members” as defined under General Instruction A(1)(a)(5) of Form S-8 Registration Statement under the Securities Act of 1933,without limitation as to number of shares;

provided that the transferee(s) under Paragraph 9(i) or (ii) agree(s) not to transfer or sell such shares until June 16, 2002.

      The restrictions imposed under this Paragraph 9 shall not apply after the Executive’s employment with the Company is terminated: (A) by the Executive with Good Reason; (B)

by the Company without Cause; (C) on account of the Executive’s death or Disability (“Disability” defined for purposes of the Agreement as the failure of Executive to perform the duties set forth in Paragraph 1 for ninety (90) or more consecutive days of the Term due to a verifiable medical illness or injury) or (D) on account of a Constructive Termination Without Cause in connection with a Change in Control (as defined in Paragraph 2(g)(ii)).

      10. Burden and Benefit

      This Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Executive, and their respective heirs, personal and legal representatives, successors and assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company.

      11. Severability

      The provisions of this Agreement shall be deemed severable, and the invalidity or un-enforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions of this Agreement.

      12. Entire Agreement

      This Agreement contains the entire agreement and understanding by and between the Company and the Executive with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time.

      13. Governing Law

      This Agreement shall be interpreted and enforced in accordance with the laws of the State of Maryland.

      14. Arbitration

      Any dispute or controversy arising under or in connection with this Agreement which is not settled to the satisfaction of either party shall be settled exclusively by arbitration, conducted before a single arbitrator in Annapolis, Maryland in accordance with the rules of the JAMS/ENDISPUTE then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Paragraphs 7 or 8 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. The fees and expense of the arbitrator shall be borne by the non-prevailing party.

      15. Approval

      The Company represents that as of the date it signs the Agreement, the Agreement will have been approved by the Compensation Committee of the Company’s Board of Directors.

      16. Notices

      Any notice under this Agreement shall be in writing and delivered by fax, e-mail or registered mail to the signatories at the addresses below.

      17. Legal Fees

      The Company shall reimburse the Executive for all legal and other professional fees incurred by the Executive up to seven thousand five hundred dollars ($7,500) and associated with the negotiation of this Agreement, upon submission of invoices to the Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

William H. Washecka:	USINTERNETWORKING, INC.

/s/ William H. Washecka	By: /s/ Andrew A. Stern

Address:	Andrew A. Stern

Chief Executive Officer

One USi Plaza, Annapolis, MD 21401-7478